Exhibit 10.1

SIXTEENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

This SIXTEENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into as of this 29th day of October, 2009 by and among BANK OF AMERICA, N.A., as successor by merger to LaSalle Business Credit, LLC, as administrative agent and collateral agent (in such agent capacities, “Agent”) for itself and all other lenders from time to time a party hereto (“Lenders”), located at 135 South LaSalle Street, Chicago, Illinois 60603-4105, PROTECTIVE APPAREL CORPORATION OF AMERICA, a New York corporation (“PACA”), POINT BLANK BODY ARMOR INC., a Delaware corporation (“Point Blank”) and LIFE WEAR TECHNOLOGIES, INC., a Florida corporation (“Life Wear”, and together with PACA and Point Blank, collectively, the “Borrowers” and each, individually, a “Borrower”) and POINT BLANK SOLUTIONS, INC., a Delaware corporation (the “Parent” and a “Guarantor”).  Unless otherwise specified herein, capitalized terms used in this Amendment shall have the meanings ascribed to them by the Loan Agreement (as hereinafter defined).

RECITALS

WHEREAS, Borrowers, Parent, Agent and Lenders have entered into that certain Amended and Restated Loan and Security Agreement dated as of April 3, 2007 (as amended, supplemented, restated or otherwise modified from time to time, the “Loan Agreement”);

WHEREAS, Borrowers, Parent, Agent and Lenders have agreed to the amendments set forth herein;

NOW THEREFORE, in consideration of the foregoing recitals, mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrowers, Parent, Agent and Lenders hereby agree as follows:

SECTION 1.  Amendments.

(a)           The definition of “Applicable Margin” set forth in Section 1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Applicable Margin” means (a) 4.00% for all Term Loans that are Base Rate Loans and (b) 4.00% for all Revolving Loans that are Base Rate Loans.

(b)           The definition of “Eligible Accounts” set forth in Section 1 of the Loan Agreement is hereby amended by adding a new sentence to the end thereof to read as follows:

“Notwithstanding any language to the contrary or prior practice by Agent, from and after the Sixteenth Amendment Effective Date, no Account shall be an Eligible Account unless (i)  Agent shall have received all documentation requested by it with respect to the Federal Assignment of Claims Act in connection with any Account Debtor that is the United States Government or any department, agency or instrumentality thereof and (ii) the underlying contract shall either explicitly incorporate by reference the “Assignment of Claims (Jan. 1986)” clause including its “Alternate I” as set forth in “48 C.F.R. 52.232-23” or include the actual text of the clause and its Alternate I.”

(c)           The definition of “Permitted Liens” set forth in Section 1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Permitted Liens” shall mean (i) liens of lessors under lease agreements and statutory liens of landlords, carriers, warehousemen, processors, mechanics, materialmen or suppliers incurred in the ordinary course of business and securing amounts not yet due or declared to be due by the claimant thereunder; (ii) liens or security interests in favor of Agent; (iii) zoning restrictions and easements, licenses, covenants and other restrictions affecting the use of real property that do not individually or in the aggregate have a material adverse effect on Parent’s or any Borrower’s ability to use such real property for its intended purpose in connection with such Parent’s or Borrower’s business; (iv) liens in connection with purchase money indebtedness and capitalized leases otherwise permitted pursuant to this Agreement; provided, that such liens attach only to the specific assets the purchase of which was financed by such purchase money indebtedness or which is the subject of such capitalized leases; (v) liens securing the payment of taxes not yet due or the payment of which is being contested in good faith and by appropriate proceedings; provided, that (a) adequate reserves for such taxes have been established to the extent required by generally accepted accounting principles, consistently applied, and (b) no notice of any such lien has been filed in any jurisdiction; (vi) deposits under workers compensation, unemployment insurance or social security laws, or to secure the performance of bids, tenders, contracts or leases, or to secure statutory obligations, surety or appeal bonds, or other bonds in the ordinary course of business; (vii) liens securing judgments or awards which do not constitute Events of Default hereunder and which are being appealed while a stay is in effect; (viii) the filing of Uniform Commercial Code financing statements solely as a precautionary measure in connection with operating leases or consignment of goods; (ix) leases or subleases of property of Parent or any Borrower, in each case entered into in the ordinary course of such Person’s business; (x) licenses or sublicenses of intellectual property granted by Parent or any Borrower in the ordinary course of its business and not interfering in any material respect with the conduct of the business of Parent and the Borrowers, taken as a whole; (xi) liens securing Acquired Debt incurred or assumed in connection with any Permitted Acquisition; provided such liens attach only (a) in the case of mortgage indebtedness, to the real estate previously financed by such lienholder, (b) in the case of indebtedness with respect to capitalized leases, to the assets which are the subject of such capitalized leases, or (c) in the case of any other indebtedness in respect of purchase money security interest financing, to the assets which are the subject of such purchase money security interest financing; it being understood and agreed that in no event shall any liens under this clause (xii) attach to any assets constituting Collateral; (xiii) liens securing the Subordinated Indebtedness if a subordination agreement in favor of Agent and Lenders in form and substance acceptable to Agent is executed and delivered to Agent relative thereto (such liens, the “Subordinated Liens”), (xiv) other liens that secure obligations, the aggregate principal amount of which does not exceed, as of any date of determination, One Hundred Thousand and No/100 Dollars ($100,000); and (xv) liens to which Agent has given its prior written consent.

(d)           Section 1 of the Loan Agreement is hereby further amended by the addition of the following definitions, which shall be inserted in their appropriate alphabetical order:

 “Sixteenth Amendment” means the Sixteenth Amendment to Loan and Security Agreement dated as of October 29th, 2009 among Borrowers, Parent, the Agent and the Lenders signatory thereto.

“Sixteenth Amendment Effective Date” means the date on which the conditions set forth in Section Two of the Sixteenth Amendment are satisfied.

“Sixteenth Amendment Reserve” means, for the relevant period, (x) the dollar amount of the “Availability Block” set forth below for such period minus (y) settlement costs in respect of the Department of Justice matters regarding Zylon and the investigation commenced by the Securities and Exchange Commission involving Parent and Borrowers (the “Specific Settlement Costs”) paid in cash after the Sixteenth Amendment Effective Date in an aggregate amount not to exceed $1,000,000:

START DATE	END DATE	AVAILABILITY BLOCK
Sixteenth Amendment Effective Date	November 6, 2009	$7,500,000
November 7, 2009	November 13, 2009	$9,000,000
November 14, 2009	November 20, 2009	$10,500,000
November 21, 2009	November 27, 2009	$11,500,000
November 28, 2009	December 4, 2009	$13,500,000
December 5, 2009	December 18, 2009	$17,500,000
December 19, 2009	December 25, 2009	$16,500,000
December 26, 2009	January 1, 2010	$13,500,000
January 2, 2010	January 8, 2010	$11,000,000
January 9, 2010	January 22, 2010	$9,000,000
January 23, 2010	January 29, 2010	$8,500,000
January 30, 2010	April 3, 2010	$7,500,000

“Specific Settlement Costs”  shall have the meaning specified in the defined term “Sixteenth Amendment Reserve.”

 “Subordinated Indebtedness” shall have the meaning specified in Section 13(b)(x) hereof.

“Subordinated Lien” shall have the meaning specified in clause (xiii) of the definition “Permitted Liens”.

“Subordination Agreement” means the Subordination and Intercreditor Agreement dated as of October 29th, 2009 between Agent and the Subordinated Creditor (as defined therein) governing the Subordinated Lien and the Subordinated Indebtedness.

(e)           The definition of “Maximum Revolving Loan Limit” set forth in Section 2(a) of the Loan Agreement is hereby amended by deleting the reference to the amount of “Thirty Million and No/100 Dollars ($30,000,000)” and replacing it with the reference “(A) during the period from the Sixteenth Amendment Effective Date through January 29, 2010, Fifteen Million and No/100 Dollars ($15,000,000), (B) during the period from January 30, 2010 through February 11, 2010, Ten Million and No/100 Dollars ($10,000,000) and (C) from and after February 12, 2010, Five Million and No/100 Dollars ($5,000,000)”.

(f)           Clause (v) of Section 2(a) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(v) the Sixteenth Amendment Reserve; minus”

(g)           Section 2(a) of the Loan Agreement is hereby further amended by adding one new sentence to the end of the penultimate paragraph thereof to read as follows:

“Notwithstanding anything to the contrary herein, all Revolving Loans made on or after the Sixteenth Amendment Effective Date shall be Base Rate Loans.”

(h)           Section 2 of the Loan Agreement is hereby amended by amending and restating Section 2(e) to read as follows:

“(e)           Term Loan.  (i) The parties hereto agree that as of October 31, 2008, a portion of the outstanding principal amount of Revolving Loans equal to $10,000,000 shall be converted into a separate term loan issued by the Borrowers in the original principal amount of $10,000,000 (herein, the “Initial Term Loan”) evidenced by this Agreement and any promissory note executed under Section 2(c) of this Agreement and shall be allocated ratably to the Lenders holding Revolving Loans as of such date.  Simultaneously with such conversion, the outstanding principal amount of the Revolving Loans shall be deemed to be reduced by $10,000,000.  The Lenders agree to make an incremental term loan to Borrowers on the Sixteenth Amendment Effective Date in an aggregate principal amount equal to $4,000,000 (herein, the “Incremental Term Loan”, and together with the Initial Term Loan, the “Term Loan”); immediately after giving effect to the Incremental Term Loan, the parties hereto agree that the outstanding principal amount of the Term Loan is $10,000,000.  The obligation of the Borrowers to repay the Term Loan shall be joint and several and the Term Loan, together with all accrued and unpaid interest thereon, shall be repaid in full on April 3, 2010 (“Scheduled Term Loan Maturity Date”) or earlier, if required to be repaid in accordance with Section 16 of this Agreement.  The Term Loan shall at all times be a Base Rate Loan and shall bear interest in accordance with Section 4(a) of this Agreement.  If the outstanding principal amount of the Term Loan, together with accrued and unpaid interest thereon, is not paid on the Scheduled Term Loan Maturity Date, Agent may make demand under that certain Amended and Restated Corporate Guarantee executed in favor of Agent on October 29, 2009 (as amended, restated or reaffirmed from time to time, the “Amended and Restated Corporate Guarantee”) in addition to any other rights and remedies Agent may exercise under this Agreement and the Other Agreements.  In no event shall the Term Loan be prepaid prior to the Scheduled Term Loan Maturity Date without Agent’s prior written consent, except in connection with a permanent prepayment of all the Liabilities and termination of all Revolving Loan Commitments.

(ii)  Any Event of Default resulting from the non-payment of any portion of the Term Loan when due and payable shall be deemed waived upon the satisfaction of such payment in full in cash though a payment by the guarantor under the Amended and Restated Corporate Guarantee within three (3) Business Days of such Event of Default.”

(i)           Section 2 of the Loan Agreement is hereby further amended by deleting in its entirety subsection (f) thereof.

(j)           Section 3(a) of the Loan Agreement is hereby amended by deleting the reference to “Applicable Margin in respect of LIBOR Rate Loans” and replacing it with “Applicable Margin in respect of Revolving Loans that are Base Rate Loans”.

(k)           Section 4(c) of the Loan Agreement is hereby amended by adding a new subsection (vi) to the end thereof to read as follows:

“In consideration of the Sixteenth Amendment, a $350,000 fee shall be earned in full on the Sixteenth Amendment Effective Date and payable by Borrowers to Agent, for the ratable benefit of Lenders executing the Sixteenth Amendment, as follows: (A) $200,000 of such fee shall be paid on the Sixteenth Amendment Effective Date and (B) to the extent that on January 31, 2010 (x) all Loans and other Liabilities (other than contingent indemnification obligations as to which no unsatisfied claim has been asserted) have not been paid in full, (y) all Letter of Credit Obligations, if any, are not cash collateralized in an amount equal to 110% of the amount of Letter of Credit Obligations and (z) this Agreement is not terminated, Borrowers shall pay to Agent the remaining $150,000 on January 31, 2010.”

(l)           Section 13(b) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(b)           Indebtedness.  Neither Parent nor any Borrower shall create, incur, assume or become obligated (directly or indirectly), for any loans or other indebtedness for borrowed money other than the Loans and Liabilities, except that Parent or any of the Borrowers may (i) borrow money from a Person other than Agent and Lenders on an unsecured and subordinated basis if a subordination agreement in favor of Agent and Lenders and in form and substance satisfactory to Agent is executed and delivered to Agent relative thereto; (ii) maintain the existing indebtedness listed on Schedule 13(b) hereto; (iii) incur unsecured indebtedness to trade creditors in the ordinary course of business and for the financing of the payment of insurance premiums; (iv) incur indebtedness to extend, renew, replace or refinance any indebtedness expressly permitted hereunder that does not (a) accelerate the scheduled date for payment thereof, (b) increase the principal amounts thereof, (c) materially increase any interest rate or fees applicable thereto, (d) add additional obligors therefor, (e) enhance the collateral thereof or the priority thereof, or (f) include terms and conditions with respect to Parent or any Borrower which are more burdensome or restrictive in any material respect than those included in the indebtedness so extended, renewed, replaced or refinanced; (v) [intentionally omitted]; (vi) incur indebtedness consisting of guaranties or similar contingent obligations if the primary obligations are permitted hereunder (in which case, such guaranties or contingent obligations shall not be considered additional indebtedness); (vii) incur purchase money indebtedness or capitalized lease obligations in connection with Capital Expenditures permitted pursuant to subsection 14(a) hereof in an aggregate principal amount not to exceed One Million and No/100 Dollars ($1,000,000) during any Fiscal Year; (ix) incur indebtedness on account of intercompany loans permitted under subsection 13(f) hereof; (x) incur indebtedness pursuant to the terms of the Amended and Restated Corporate Guarantee in an amount equal to the cash payments made by the guarantor under the Amended and Restated Corporate Guarantee if a subordination agreement in favor of Agent and Lenders in form and substance acceptable to Agent is executed and delivered to Agent relative thereto (the “Subordinated Indebtedness”) and (xi) incur other unsecured indebtedness up to Two Hundred Fifty Thousand and no/100 Dollars ($250,000) in principal amount in any Fiscal Year.”

(m)           Section 14 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“14.  FINANCIAL COVENANTS

Parent and the Borrowers shall maintain and keep in full force and effect each of the financial covenants set forth below;

(a)  Capital Expenditures.

Parent and Borrowers shall not make any Capital Expenditure if, after giving effect to such Capital Expenditure, the aggregate cost of all such fixed assets purchased or otherwise acquired by Parent and Borrowers would exceed the amounts set forth below for the period set forth below.

Period	Amount
Twelve months ending December 31, 2009	$1,950,000
One month ending January 31, 2010	$225,000
Two months ending February 28, 2010	$450,000
Three months ending March 31, 2010	$675,000

(b)  Minimum EBITDA.  Parent and Borrowers on a consolidated basis shall have, at the end of each period set forth below, EBITDA for such period of not less than the following:

Period	Amount
One month ending October 31, 2009	($1,750,000)
Two months ending November 30, 2009	($1,750,000)
Three months ending December 31, 2009	($750,000)
Four months ending January 31, 2010	$1,000
Five months ending February 28, 2010	$750,000

(c)  [Intentionally Omitted]

(d)  Minimum Net Worth.  Parent and Borrowers on a consolidated basis shall have, at each date set forth below, Net Worth for such date of not less than the following:

Date	Amount
September 30, 2009	$6,000,000
October 31, 2009	$5,000,000
November 30, 2009	$5,000,000
December 31, 2009	$5,000,000
January 31, 2010	$5,250,000
February 28, 2010	$5,750,000

(e)  Minimum Availability.  Parent and the Borrowers shall not permit Availability plus unrestricted cash on hand to be less than $2,000,000 at any time; provided, that the amount of unrestricted cash on hand shall be excluded from the foregoing calculation of $2,000,000 at any time when the outstanding principal amount of Revolving Loans exceeds $2,500,000.”

(n)           Section 15 of the Loan Agreement is hereby amended by adding a new Section 15(o) to the end thereof to read as follows:

“(o)           Default or Invalidity of Subordination Agreement.

(i) The occurrence of a default under, or any breach of any provision of, the Subordination Agreement or Amended and Restated Corporate Guarantee or (ii) the Subordination Agreement or Amended and Restated Corporate Guarantee or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by Parent or any Borrower or any other person, or by any governmental authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof).”

(o)           Exhibit A to the Loan Agreement (Compliance Certificate) is hereby amended and restated in the form of Annex A to this Amendment.

(p)           The Term Note in the principal amount of $10,000,000 executed on October 31, 2008 by Borrowers in favor of Bank of America, N.A. is hereby amended by deleting the reference to the date “October 30, 2009” and replacing it with the date “April 3, 2010”.

(q)           Parent and Borrowers acknowledge and agree to be bound by the terms of the Subordination Agreement and the Amended and Restated Corporate Guarantee.

(r)           Agent and Lenders hereby waive any Event of Default arising under Section 15(n) of the Loan Agreement that may arise solely as a result of the incurrence of the Specific Settlement Costs by Parent or any of the Borrowers to the extent the aggregate amount of such Specific Settlement Costs do not exceed $6,500,000.

SECTION 2.  Effectiveness.  The effectiveness of this Amendment is subject to the satisfaction of each of the following conditions precedent:

(a)           This Amendment shall have been duly executed and delivered by Borrowers and Parent (collectively, “Amendment Parties”), Agent and each Lender;

(b)           No Default or Event of Default shall have occurred and be continuing after giving effect to this Amendment;

(c)           The representations and warranties contained herein shall be true and correct in all material respects;

(d)           Agent shall have received, for the ratable benefit of the Lenders, an amendment fee in the amount of $200,000 which shall be fully earned and payable on the date hereof; and

(e)           Agent shall have received (i) the Amended and Restated Corporate Guarantee, (ii) an amendment to that certain side letter dated as of October 31, 2008 in favor of Parent, (iii) the note evidencing the Subordinated Indebtedness and the Subordinated Lien and (iv) the Subordination Agreement, in each case in form and substance satisfactory to Agent.

SECTION 3.  Representations and Warranties.  In order to induce Agent and each Lender to enter into this Amendment, each Amendment Party hereby represents and warrants to Agent and each Lender, which representations and warranties shall survive the execution and delivery of this Amendment, that:

(a)           all of the representations and warranties contained in the Loan Agreement and in each of the Other Agreements are true and correct in all material respects as of the date hereof after giving effect to this Amendment, except to the extent that any such representations and warranties expressly relate to an earlier date;

(b)           the execution, delivery and performance by Amendment Parties of this Amendment has been duly authorized by all necessary corporate action required on their part and this Amendment, the Loan Agreement and the Other Agreements are the legal, valid and binding obligation of Amendment Parties enforceable against Amendment Parties in accordance with their terms, except as their enforceability may be affected by the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally, and by general limitations on the availability of equitable remedies;

(c)           neither the execution, delivery and performance of this Amendment by Amendment Parties, the performance by Amendment Parties of the Loan Agreement nor the consummation of the transactions contemplated hereby does or shall contravene, result in a breach of, or violate (i) any provision of any Amendment Party’s certificate or articles of incorporation or bylaws or other similar documents, or agreements, (iii) any law or regulation, or any order or decree of any court or government instrumentality, or (iii) any indenture, mortgage, deed of trust, lease, agreement or other instrument to which any Amendment Party or any of its Subsidiaries is a party or by which any Amendment Party or any of its Subsidiaries or any of their property is bound, except in any such case to the extent such conflict or breach has been waived or consented to herein or by a written waiver document, a copy of which has been delivered to Agent on or before the date hereof; and

(d)           no Default or Event of Default has occurred and is continuing after giving effect to this Amendment.

SECTION 4.   Reference to and Effect Upon the Loan Agreement.

(a)           Except as specifically set forth above, the Loan Agreement and each of the Other Agreements shall remain in full force and effect and are hereby ratified and confirmed; and

(b)           the amendments set forth herein are effective solely for the purposes set forth herein and shall be limited precisely as written, and shall not be deemed to (i) be a consent to any amendment, waiver or modification of any other term or condition of the Loan Agreement or any of the Other Agreements except as specifically set forth herein, (ii) operate as a waiver or otherwise prejudice any right, power or remedy that Agent or Lenders may now have or may have in the future under or in connection with the Loan Agreement or any of the Other Agreements except as specifically set forth herein, (iii) constitute a waiver of any provision of the Loan Agreement or any of the Other Agreements, except as specifically set forth herein, or (iv) constitute a waiver of any Event of Default existing on the date hereof or arising after the date hereof except as specifically set forth herein and Agent and Lenders hereby reserve all rights and remedies under the Loan Agreement and the Other Agreements as a result of such Events of Default.  Upon the effectiveness of this Amendment, each reference in the Loan Agreement to “this Agreement”, “herein”, “hereof” and words of like import and each reference in the Loan Agreement and the Other Agreements to the Loan Agreement shall mean the Loan Agreement as amended hereby.  This Amendment shall be construed in connection with and as part of the Loan Agreement.  Each Amendment Party hereby acknowledges and agrees that there is no defense, setoff or counterclaim of any kind, nature or description to the Liabilities or the payment thereof when due.

SECTION 5.  Costs And Expenses.  To the extent provided in Section 4(c)(iv) of the Loan Agreement, Borrowers agree to reimburse Agent for all fees, costs, and expenses, including the reasonable fees, costs, and expenses of counsel or other advisors for advice, assistance, or other representation in connection with this Amendment.

SECTION 6.  GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

SECTION 7.  Headings.  Section headings in this Amendment are included herein for convenience of reference only and shall not constitute part of this Amendment for any other purposes.

SECTION 8.  Counterparts.  This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first written above.

BORROWERS:

PROTECTIVE APPAREL CORPORATION OF AMERICA

By:	/s/ Jim Henderson
Name:	Jim Henderson
Title:	President

POINT BLANK BODY ARMOR INC.

By:	/s/ Jim Henderson
Name:	Jim Henderson
Title:	President

LIFE WEAR TECHNOLOGIES, INC.

By:	/s/ Jim Henderson
Name:	Jim Henderson
Title:	President

PARENT:

POINT BLANK SOLUTIONS, INC.

By:	/s/ Jim Henderson
Name:	Jim Henderson
Title:	Chief Executive Officer

[Signature Page to Sixteenth Amendment to Loan and Security Agreement]

AGENT AND LENDER:

BANK OF AMERICA, N.A., as successor by merger to LaSalle Business Credit, LLC

By:	/s/ Patrick M. Cornell
Name:	Patrick M. Cornell
Title:	Senior Vice President

[Signature Page to Sixteenth Amendment to Loan and Security Agreement]